Exhibit (a)(1)(U)
Stock Option Exchange Program 0ct 31 2nog Your Registered Decisions — Final Results For your information, listed below are the final results of your option exchange decisions, and the number of options that will be deposited in your UBS account. Number of Final Number of Grant Number Grant Date Grant Price Options Exchanged Exchange Ratio New Options 1102100 ll-Apr-2004 S33.12 0 No decision registered 1009421102 12-Apr-2005 S23.12 61 2:1 30.SO 212341234 04-Nov-2007 S29.40 0 Keep current options 3392473928 31-Apr-2008 S18.S1 0 Grant is ineligible Total 61 30 Note: The number of new options for a particular qrant is rounded down to the nearest hundredth of a share. The total number of new options is rounded down to the nearest whole share. If you have a grant that is indicated as “ineligible” it means that the grant has been removed from the program. Check the Offer to Exchange document or the Q&As on the Stock Option Exchange Program page on Circuit for more information about grant eligibility. For more information or assistance: Go to the Stock Option Exchange Program page on Circuit. Go to Get Help (AskES) or contact eCenter for general information or assistance.

This email format applies to employees for whom the sum of options in the new grant totals less than four.
Stock Option Exchange Program — - ___Oct. 31, 2009 Your Registered Decisions — Final Results For your information, listed below are the final results of your option exchange decisions, and the number of options that will be deposited in your UBS account. Number of Final Number of Grant Number Grant Date Grant Price Options Exchanged Exchange Ratio New Options 1102100 ll-Apr-2004 $33.12 60 18.03:1 3.32 Total 60 4 Note: The number of new options for a particular grant is rounded down to the nearest hundredth of a share. Intel has rounded up your total new options to four, which is the minimum grant size. If you have a grant that is indicated as “ineligible” it means that the grant has been removed from the program. Check the Offer to Exchange document or the Q&As on the Stock Option Exchange Program page on Circuit for more information about grant eligibility. For more information or assistance: -Go to the Stock Option Exchange Program page on Circuit. — Go to Get Help [AskES) or contact eCenter for general information or assistance.